Exhibit 99.1

STONE ENERGY CORPORATION

Provides Fourth Quarter and Year-End 2014 Results

LAFAYETTE, LA. February 24, 2015

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the fourth quarter and year-end of 2014. Some of the highlights include:

•	Adjusted net income before impairment charges was $35.2 million, or $0.65 per share, for the year ended December 31, 2014; net loss after impairment charges was $189.5 million, or $3.60 per share, for the year ended December 31, 2014;

•	Average daily production for 2014 was 43 MBoe per day (256 MMcfe per day);

•	Estimated proved reserves as of December 31, 2014 increased to 152.5 MMBoe (915 Bcfe) from year-end 2013, representing an annual increase of 6.0%, and production replacement through drilling additions and extensions of 252%

Financial Results

Stone earned fourth quarter 2014 adjusted net income of $4.1 million, or $0.07 per share, before impairment charges of $304.0 million pre-tax and $194.6 million net of taxes, and earned full year 2014 adjusted net income of $35.2 million, or $0.65 per share, before impairment charges of $351.2 million pre-tax and $224.8 million net of taxes. After impairment charges, net loss was $190.5 million for the fourth quarter of 2014, or $3.47 per share, and $189.5 million net loss for the full year 2014, or $3.60 per share. The 2014 net loss is compared with 2013 net income of $117.6 million, or $2.36 per share. The fourth quarter 2014 net loss is compared with net income of $1.8 million for the fourth quarter of 2013, or $0.04 per share.

Discretionary cash flow for 2014 totaled $437.8 million, compared to $637.3 million for 2013. Discretionary cash flow for the fourth quarter of 2014 totaled $90.1 million compared to $142.5 million for the fourth quarter of 2013. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for reconciliations of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities, and adjusted net income, a non-GAAP financial measure, to net income.

Net daily production volumes for 2014 averaged 43 thousand barrels of oil equivalent (MBoe) per day (256 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 46 MBoe (277 MMcfe) per day in 2013. The production mix for 2014 was 36% oil, 14% natural gas liquids (NGLs) and 50% natural gas, while the production mix for 2013 was 41% oil, 9% NGLs and 50% natural gas. Net daily production volumes for the fourth quarter of 2014 averaged 42 MBoe (255 MMcfe) per day, compared with net daily production of 50 MBoe (298 MMcfe) per day in the fourth quarter of 2013, which included positive adjustments for realized royalty relief and working interest revisions that totaled 2 Mboe (12 MMcfe) per day.

Average daily production for the first quarter of 2015 is expected to be 45-46 MBoe (270-276 MMcfe) per day. Production guidance for the full year 2015 is 39-43 MBoe (234-258 MMcfe) with approximately 47% projected as natural gas. Please see “2015 Guidance.”

Realized prices during the year ended December 31, 2014 averaged $92.69 per barrel (Bbl) of oil, $40.51 per Bbl of NGLs and $3.51 per thousand cubic feet (Mcf) of natural gas as compared to $103.73 per Bbl of oil, $37.86 per Bbl of NGLs and $3.80 per Mcf of natural gas realized during the year ended December 31, 2013. Realized prices during the fourth quarter of 2014 averaged $83.30 per Bbl of oil, $32.28 per Bbl of NGLs and $2.89 per Mcf of natural gas, as compared with the fourth quarter 2013 average realized prices of $95.14 per Bbl of oil, $42.94 per Bbl of NGLs and $3.76 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.

During the fourth quarter of 2014, effective hedging transactions increased the average price received for natural gas by $0.03, and decreased the average price received for natural gas by $0.16 for full year 2014. Realized oil prices during the fourth quarter and full year 2014 were increased due to hedging by $13.37 and $1.42 per Bbl, respectively. Hedging transactions increased the average price received during the fourth quarter and full year 2013 for natural gas by $0.38 and $0.33 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2013 were increased due to hedging by $0.69 and $0.51 per Bbl, respectively.

Lease operating expenses incurred during 2014 totaled $176.5 million ($11.32 per Boe or $1.89 per Mcfe), compared to $201.2 million ($11.94 per Boe or $1.99 per Mcfe) during 2013. For the three months ended December 31, 2014 and 2013, lease operating expenses were $36.6 million ($9.37 per Boe or $1.56 per Mcfe) and $43.6 million ($9.55 per Boe or $1.59 per Mcfe), respectively. The decrease in lease operating expenses in 2014 was primarily due to the sale of certain non-core assets during the year.

Transportation, processing and gathering expenses during 2014 totaled $65.0 million, compared to $42.2 million during 2013. For the three months ended December 31, 2014 and 2013, transportation, processing and gathering expenses were $19.5 million and $14.8 million, respectively. The increase was attributable to higher Appalachian natural gas, NGL and condensate volumes, which incur higher fees.

Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $336.0 million ($21.56 per Boe or $3.59 per Mcfe) during 2014, compared to $346.8 million ($20.58 per Boe or $3.43 per Mcfe) during 2013. DD&A expense on oil and gas properties for the three months ended December 31, 2014 totaled $83.1 million ($21.28 per Boe or $3.55 per Mcfe), compared to $94.1 million ($20.60 per Boe or $3.43 per Mcfe) during the comparable period of 2013.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) totaled $66.5 million ($4.26 per Boe or $0.71 per Mcfe) during 2014, compared to $59.5 million ($3.53 per Boe or $0.59 per Mcfe) during 2013. SG&A expenses (excluding incentive compensation expense) for the three months ended December 31, 2014 totaled $17.2 million ($4.41 per Boe or $0.73 per Mcfe), compared to $16.2 million ($3.54 per Boe or $0.59 per Mcfe) during the comparable quarter of 2013. The increase in SG&A expenses in 2014 was the result of increased legal fees, as well as increased staffing and salary adjustments.

Capital expenditures on oil and gas properties for 2014 were $884 million, which included $56.4 million in abandonment expenditures. This is compared to capital expenditures on oil and gas properties during 2013 of $695 million, which included $83.9 million in abandonment expenditures. Capitalized SG&A expenses were $30.7 million, and capitalized interest totaled $45.7 million for 2014. In 2013, capitalized SG&A was $32.5 million, and capitalized interest was $46.9 million.

As of February 24, 2015, we had cash on hand of approximately $216 million, which included $177.6 million of cash that was restricted at December 31, 2014 and released from restrictions on January 27, 2015. In addition, Stone had $480.8 million available for borrowing based on a borrowing base of $500 million, including letters of credit outstanding of $19.2 million. The borrowing base was affirmed in October 2014 and is scheduled to be re-determined by May 2015.

Operational Update

Mississippi Canyon 29 – Cardona Field (Deep Water). The first two Cardona wells began producing late in the fourth quarter of 2014 to Stone’s 100% owned Pompano (Viosca Knoll 989) deep water platform, and are currently producing at a combined gross rate of approximately 10,000 Boe per day. Stone plans to spud a third development well, Cardona #6, in the second quarter of 2015 with the ENSCO 8503 drilling rig. Drilling and completion operations are expected to take four months. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 26—Amethyst (Deep Water). Long lead items have been ordered for a single well tie-back to the Stone owned and operated Pompano platform, located less than five miles from the discovery. The ENSCO 8503 drilling rig will be outfitted with mooring capabilities before being mobilized to finish completion operations at the well in the second half of 2015, and production is expected to begin early in 2016. The Amethyst discovery (100% working interest) encountered approximately 90 feet of net hydrocarbon pay in early 2014.

Mississippi Canyon 118 - Harrier (Deep Water). The Harrier exploration well targets the Miocene interval and spud early in February of 2015. Stone currently controls an approximate 37% working interest in the prospect, which is operated by ConocoPhillips. The well is estimated to take three to four months to drill.

Mississippi Canyon 34 and 35 - Vernaccia (Deep Water). The Vernaccia exploration well targets the Miocene interval and is projected to spud late in the second quarter of 2015. Stone currently controls an approximate 32% working interest in the prospect, which is operated by Eni. The well is estimated to take three months to drill.

Pompano Platform Drilling Program (Deep Water). Stone expects to secure a platform drilling rig for its Pompano platform drilling program in late 2015. The program is expected to consist of 3 to 4 development wells.

Deep Water Drilling Contract (Gulf of Mexico). On October 6, 2014, Stone Energy entered into an agreement to contract the ENSCO 8503 dynamically positioned deep water drilling rig. The primary contract term is for 24 or 30 months (Stone must elect by April 1, 2015) and is expected to commence during the second quarter of 2015 at a rate of approximately $350,000 per day. The contract permits Stone to farm out drilling slots and exercise options to extend the term up to an additional 12 months.

Utica Shale Exploration Well – Pribble 6HU (Appalachian Basin). In the second half of 2014, Stone drilled a horizontal test well through the Utica shale formation with a true vertical depth of 11,350 feet, including a horizontal lateral which extends through the Point Pleasant shale formation to a length of 3,605 feet. The Pribble 6HU well (90% working interest) in Wetzel County, West Virginia produced an average gas sales rate of approximately 30 Mmcf per day for the last 24 hours of a 5-day test period on a final choke size of 28/64” with 6500 psi of flowing casing pressure. This test flow calculates to a rate of approximately 8 Mmcf per day per thousand feet of lateral length based on the total effective lateral length of 3,605 feet for the test well. The well averaged approximately 13 Mmcf of production per day during the first 60 days of production.

Marcellus and Utica Shales Drilling Program Update (Appalachian Basin). Stone drilled 38 horizontal Marcellus shale wells and performed completion operations on 34 wells during 2014. In the fourth quarter of 2014, Stone finished completion operations on the 8-well Stone pad and the 5-well Pribble pad, which includes the Utica test well. Completion operations commenced on the 8-well ZMBG pad in December of 2014 and initial production began in January of 2015. Stone has released the Marcellus shale drilling rig and will cease all drilling operations until receiving a fit-for-purpose hybrid rig in late 2015. The new rig will be capable of drilling in both the Marcellus and Utica shales. Stone will be evaluating optimal development plans of both the Marcellus and Utica shales in the interim.

Appalachia Production Update (Appalachian Basin). During the fourth quarter of 2014, Stone averaged approximately 128 MMcfe per day (83 MMcf per day of gas and 7,500 barrels per day of liquids) from Stone’s Marcellus shale position and initial production from the Pribble 6HU Utica well. At year end, Stone had approximately 102 operated wells in Appalachia including the Pribble 6HU well.

South Erath Deep (Deep Gas). The South Erath Deep exploration well spud in August of 2014. Stone holds an approximate 15% working interest in the project, which is operated by Hilcorp. The well is being completed and production is expected late in the first quarter of 2015. Average daily production in 2015 is expected to be approximately 2 MMcfe net to Stone.

2015 Guidance

Guidance for the first quarter and full year 2015 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	First Quarter	Full Year
Production - MBoe per day	45 - 46	39 - 43
(MMcfe per day)	(270 - 276)	(234 - 258)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$115 - 125

Transportation, processing and gathering (in millions)		$69 - $75

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$59 - $63

Depreciation, Depletion & Amortization (per Boe)	—	$19.80 - $21.60
(per Mcfe)		$3.30 - $3.60

Corporate Tax Rate (%)	—	35% - 37%

Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$450

Hedge Position

The following table illustrates our derivative positions for 2015 and 2016 as of February 24, 2015:

	Fixed-Price Swaps NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price
2015	10,000	4.005	1,000	89.00
2015	10,000	4.120	1,000	90.00
2015	10,000	4.150	1,000	90.25
2015	10,000	4.165	1,000	90.40
2015	10,000	4.220	1,000	91.05
2015	10,000	4.255	1,000	93.28
2015			1,000	93.37
2015			1,000	94.85
2015			1,000	95.00

2016	10,000	4.110	1,000	90.00
2016	10,000	4.120

Annual Meeting Information

Stone Energy will hold its 2015 Annual Meeting of Stockholders on Thursday, May 21, 2015, at 10:00 a.m. Central time at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The close of business on March 27, 2015 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central time on Wednesday, February 25, 2015 to discuss the operational and financial results for the fourth quarter and full year 2014. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net income.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net income is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net income to net income.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated. The 2015 capital expenditure budget assumes the sale of minority interests in certain targeted assets that may not occur.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
FINANCIAL RESULTS
Net income (loss)	($190,515)	$1,752	($189,543)	$117,634
Net income (loss) per share	($3.47)	$0.04	($3.60)	$2.36

PRODUCTION QUANTITIES
Oil (MBbls)	1,340	1,651	5,568	6,894
Gas (MMcf)	11,531	14,160	47,426	50,129
Natural gas liquids (MBbls)	642	555	2,114	1,603
Oil, gas and NGLs (MBoe)	3,904	4,566	15,586	16,852
Oil, gas and NGLs (MMcfe)	23,423	27,396	93,518	101,111

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15	18	15	19
Gas (MMcf)	125	154	130	137
Natural gas liquids (MBbls)	7	6	6	4
Oil, gas and NGLs (MBoe)	42	50	43	46
Oil, gas and NGLs (MMcfe)	255	298	256	277

REVENUE DATA
Oil revenue	$111,627	$157,073	$516,104	$715,104
Gas revenue	33,311	53,198	166,494	190,580
Natural gas liquids revenue	20,722	23,833	85,642	60,687

Total oil, gas and NGLs revenue	$165,660	$234,104	$768,240	$966,371

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$69.93	$94.45	$91.27	$103.22
Gas (per Mcf)	2.86	3.38	3.67	3.47
Natural gas liquids (per Bbl)	32.28	42.94	40.51	37.86
Oil, gas and NGLs (per Boe)	37.77	49.84	49.26	56.14
Oil, gas and NGLs (per Mcfe)	6.30	8.31	8.21	9.36

Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$83.30	$95.14	$92.69	$103.73
Gas (per Mcf)	2.89	3.76	3.51	3.80
Natural gas liquids (per Bbl)	32.28	42.94	40.51	37.86
Oil, gas and NGLs (per Boe)	42.43	51.27	49.29	57.34
Oil, gas and NGLs (per Mcfe)	7.07	8.55	8.21	9.56

AVERAGE COSTS
Lease operating expenses (per Boe)	$9.37	$9.55	$11.32	$11.94
Lease operating expenses (per Mcfe)	1.56	1.59	1.89	1.99
Transp, processing and gathering exp (per Boe)	5.00	3.24	4.17	2.50
Transp, processing and gathering exp (per Mcfe)	0.83	0.54	0.69	0.42
Salaries, general and administrative expenses (per Boe)	4.41	3.54	4.26	3.53
Salaries, general and administrative expenses (per Mcfe)	0.73	0.59	0.71	0.59
DD&A expense on oil and gas properties (per Boe)	21.28	20.60	21.56	20.58
DD&A expense on oil and gas properties (per Mcfe)	3.55	3.43	3.59	3.43

AVERAGE SHARES OUTSTANDING – Diluted	54,868	48,782	52,721	48,735

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating revenue:
Oil production	$111,627	$157,073	$516,104	$715,104
Gas production	33,311	53,198	166,494	190,580
Natural gas liquids production	20,722	23,833	85,642	60,687
Other operational income	2,436	5,149	7,951	7,808
Derivative income, net	16,684	—	19,351	—

Total operating revenues	184,780	239,253	795,542	974,179

Operating expenses:
Lease operating expenses	36,577	43,606	176,495	201,153
Transportation, processing and gathering	19,506	14,798	64,951	42,172
Production taxes	2,181	3,625	12,151	15,029
Depreciation, depletion and amortization	84,234	95,077	340,006	350,574
Write-down of oil and gas properties	304,062	—	351,192	—
Accretion expense	6,584	8,563	28,411	33,575
Salaries, general and administrative expenses	17,199	16,173	66,451	59,524
Incentive compensation expense	232	7,293	10,361	15,340
Derivative expenses, net	—	553	—	2,090
Franchise tax settlement	—	12,590	—	12,590
Other operational expenses	352	(231)	862	151

Total operating expenses	470,927	202,047	1,050,880	732,198

Income (loss) from operations	(286,147)	37,206	(255,338)	241,981

Other (income) expenses:
Interest expense	10,262	6,385	38,855	32,837
Interest income	(69)	(152)	(574)	(1,695)
Other income	(208)	(609)	(2,332)	(2,799)
Loss on early extinguishment of debt	—	27,279	—	27,279
Other expense	—	—	274	—

Total other expenses	9,985	32,903	36,223	55,622

Income (loss) before taxes	(296,132)	4,303	(291,561)	186,359

Provision (benefit) for income taxes:
Current portion	159	(77)	159	(10,904)
Deferred portion	(105,776)	2,628	(102,177)	79,629

Total income taxes	(105,617)	2,551	(102,018)	68,725

Net income (loss)	($190,515)	$1,752	($189,543)	$117,634

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

DISCRETIONARY CASH FLOW to NET CASH FLOW FROM OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income (loss) as reported	($190,515)	$1,752	($189,543)	$117,634

Reconciling items:
Depreciation, depletion and amortization	84,234	95,077	340,006	350,574
Deferred income tax provision	(105,776)	2,628	(102,177)	79,629
Accretion expense	6,584	8,563	28,411	33,575
Stock compensation expense	2,916	2,764	11,325	10,347
Write-down of oil and gas properties	304,062	—	351,192	—
Loss on early extinguishment of debt	—	27,279	—	27,279
Non-cash interest expense	4,268	3,835	16,661	16,219
Other	(15,642)	613	(18,028)	2,083

Discretionary cash flow	90,131	142,511	437,847	637,340

Changes in income taxes payable	164	3,471	158	2,767
Settlement of asset retirement obligations	(9,192)	(22,676)	(56,409)	(83,854)
Other working capital changes	(12,362)	31,389	19,545	37,952

Net cash provided by operating activities	$68,741	$154,695	$401,141	$594,205

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED NET INCOME to NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
Net loss as reported	($190,515)	($189,543)

Reconciling items:
Write-down of oil and gas properties	304,062	351,192
Tax effect	(109,462)	(126,429)

Write-down of oil and gas properties, net of tax	194,600	224,763

Adjusted net income	$4,085	$35,220

Net loss per share as reported	($3.47)	($3.60)
Per share effect of one-time charges	$3.54	$4.25
Net income per share before one-time charges	$0.07	$0.65

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$74,488	$331,224
Restricted cash	177,647	—
Accounts receivable	120,359	171,971
Fair value of derivative contracts	139,179	4,549
Current income tax receivable	7,212	7,366
Deferred taxes	—	31,710
Inventory	3,709	3,723
Other current assets	8,118	1,874

Total current assets	530,712	552,417

Oil and gas properties, full cost method of accounting:
Proved	8,817,268	7,804,117
Less: accumulated depreciation, depletion and amortization	(6,970,631)	(5,908,760)

Net proved oil and gas properties	1,846,637	1,895,357
Unevaluated	567,365	724,339
Other property and equipment, net	32,340	26,178
Fair value of derivative contracts	14,333	1,378
Other assets, net	27,224	48,887

Total assets	$3,018,611	$3,248,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$132,629	$195,677
Undistributed oil and gas proceeds	23,232	37,029
Accrued interest	9,022	9,022
Deferred taxes	20,119	—
Fair value of derivative contracts	—	7,753
Asset retirement obligations	69,400	67,161
Other current liabilities	49,505	54,520

Total current liabilities	303,907	371,162

7 1⁄2% Senior Notes due 2022	775,000	775,000
1 3⁄4% Senior Convertible Notes due 2017	266,035	252,084
Deferred taxes	286,343	390,693
Asset retirement obligations	247,009	435,352
Fair value of derivative contracts	—	470
Other long-term liabilities	38,714	53,509

Total liabilities	1,917,008	2,278,270

Common stock	549	488
Treasury stock	(860)	(860)
Additional paid-in capital	1,633,307	1,397,885
Accumulated deficit	(614,708)	(425,165)
Accumulated other comprehensive income (loss)	83,315	(2,062)

Total stockholders’ equity	1,101,603	970,286

Total liabilities and stockholders’ equity	$3,018,611	$3,248,556